[NOTE TO READER: CERTAIN PORTIONS OF THIS AGREEMENT RELATING TO PRICING AND PREMIUM INFORMATION HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.]

Copper Cathode Purchase and Sales Agreement

Buyer:	Red Kite Master Fund Limited, a company incorporated under the laws of the United Kingdom and having its registered office at 20 Reid Street, Hamilton HM11, Bermuda.

Seller:	Nord Resources Corporation, a company incorporated under the laws of the state of Delaware, and having its registered office at 1 West Wetmore Road, Suite 203, Tucson, Arizona 85705, USA.

Nature of Agreement:	Seller hereby agrees to sell and deliver, and Buyer hereby agrees to purchase and pay for Johnson Camp copper cathodes on the terms and conditions contained in this Agreement.

Material:	Johnson Camp copper cathodes.

Term:	February 1, 2008 through December 31, 2012, and then renewable by mutual agreement unless otherwise terminated as provided herein.

Quantity:	One hundred percent (100%) of production, estimated at twelve thousand (12,000) short tons per year initially.

Shipment:	As produced.

Delivery:	FCA Johnson Camp refinery, near Benson, AZ.

Weights:	Seller’s certified scale weights to govern.

Payment:

At the beginning of each calendar week, Buyer shall make provisional payment to Seller net cash by wire transfer to Seller’s nominated account for one hundred (100%) of the estimated value of the prior week’s shipments as evidenced by Seller’s provisional invoice and customary shipping documents, including bill of lading or holding certificate, certificate of origin for export shipments, Seller’s commercial invoice, packing list with individual gross and net weights by bundle and such other documentation as may be reasonably requested by Buyer. Final payment shall be made promptly by the responsible party upon presentation of Seller’s final monthly settlement invoice.

Seller may request that provisional payment be made against a Holding Certificate when Material is delivered at a location acceptable to Buyer.

Pre-Payment:	If requested by Seller, Buyer shall consider offering a prepayment facility, subject to normal due diligence and credit approvals.

Price:	The COMEX first position settlement price averaged during the Quotational Period (“Q/P”).

Should Seller request forward fixing, it shall be by mutual agreement and subject to Buyer’s limits regarding term, volume and margin. If Seller is unable to deliver Material on a timely basis, Buyer’s costs incurred as a consequence of backwardation loss and replacement cost will be for the Seller’s account.

Q/P:

For the approximately twenty percent (20%) of Quantity through December 2011 that Seller has hedged prior to the commencement of this Agreement, the Q/P shall be the contractual month of shipment (M). Seller shall provide Buyer with a schedule listing the volume and maturity dates for these hedges. At Buyer’s option, the Q/P for the remaining Quantity will be [*].

Premium, Allowance and Discounts:
The Grade 1 Premium (or Discount) for Material within ASTM B-115-2004 Grade 1 quality specifications (“Grade 1”) shall be [*].

Prior to achieving COMEX brand registration, Material will be subject to an Unregistered Discount of [*].

For material below Grade 1 but within ASTM B-115-2004 Grade 2 quality specifications (“Grade 2”), the parties will agree each year on a quality adjustment that is representative of transactions between major copper producers and consumers (the “Quality Discount”).

If the Grade 1 Premium (or Discount) and/or Quality Discount are no longer representative of actual market conditions, Buyer and Seller will agree on an alternative Grade 1 Premium (or Discount) and/or Grade 2 quality adjustment.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

For Material below Grade 2, Buyer and Seller will negotiate in good faith, on a shipment by shipment basis, on the commercial terms which reflect fair market value.

Forecasts:

Seller shall provide Buyer with three month forward production forecasts fifteen (15) days prior to each month and shall promptly notify Buyer of any material change in its most recent production forecast.

Title and Risk:

Title and legal ownership of Cathode sold shall pass from Seller to Buyer upon Delivery. Material shall be at the risk of Buyer at all times after it has been delivered to Buyer or otherwise made available to Buyer.

Brand Registration:

The parties will work together to achieve COMEX brand registration for the Material as quickly as possible. Buyer has several major rod mill clients experienced and qualified to act as testing facilities for brand registration.

Indemnification:

Seller makes no warranty, expressed or implied, of merchantability, fitness for a particular purpose, or otherwise, which extend beyond the description of the Material. Seller further makes no warranty whatsoever regarding the volume of Material to be supplied pursuant to this Agreement. Buyer agrees that in no event shall Seller be liable for any special, indirect, incidental, or consequential damages arising under this Agreement, from the use of the Material, singularly or in combination with other products, or otherwise. Liability of Seller for defective goods is limited to replacement thereof and any direct costs and expenses incurred by Buyer.

Assignment:

Subject to the consent of Seller, Buyer may at any time assign its rights and interests in this proposed Agreement, in whole or in part, to any financial institution, affiliate of the Buyer, or third party.

Termination:	Either party shall have the right, by providing thirty (30) days prior written notice to the other party, to terminate this Agreement if

(a)	the other party commits a material breach of any of the terms and conditions of the Agreement; or
(b)	any distress, execution or other process is levied upon any of the assets of the other party; or
(c)	the other party closes or threatens to cease to carry on its business; or
(d)

the other party has a bankruptcy order made against it, makes an arrangement or composition with its creditors, convenes a meeting of creditors, enters into liquidation or commences any other proceedings relating to insolvency or possible insolvency; or

(e)

the financial position of the other party deteriorates to such an extent that in its opinion the capability of the other party to fulfill its obligations under the Agreement has been placed in jeopardy.

Any such termination shall be without prejudice to any rights accrued or duties arising prior to termination.

Force Majeure:

Seller reserves the right to defer the date of delivery or to reduce the volume of Material supplied if prevented from or delayed in the conduct of its business due to circumstances beyond the reasonable control of Seller, including, without limitation, acts of God, governmental actions, war or national emergency, acts of terrorism, protests, riots, civil commotions, fires, explosions, floods, epidemics, lock-outs, strikes or other labor disputes (whether or not relating to Seller’s workforce), or restraints or delays affecting carriers or delay in obtaining supplies of adequate or suitable materials.

General Provisions:

If any provision of this Agreement is found by any court, administrative tribunal or arbitrator to be invalid or unenforceable in whole or in part, the remaining portions of the Agreement shall be deemed severable and shall continue in full force and effect.

Any failure or delay by either party in enforcing any rights under this Agreement shall not be construed as a waiver of any rights under this Agreement.

Any waiver of any breach or default under this Agreement shall not constitute a waiver of any subsequent breach or default and shall in no manner affect any other terms of this Agreement.

No provision of this Agreement shall be enforceable by any person or entity that is not a party to this Agreement.

Governing Law:
The formation, existence, construction, performance, validity and all aspects of this Agreement shall be governed by Arizona law without reference to principles of conflict of laws.

Arbitration:

Any dispute arising out of or in connection with this Agreement shall be referred to and settled by final and binding arbitration to be conducted in Maricopa County, Arizona, pursuant to the following provisions.

The arbitration shall be conducted by an Arbitrator mutually selected by the parties to the dispute. If said parties are unable to agree upon an Arbitrator within fourteen (14) days of notice of a dispute, the parties shall each appoint an Arbitrator. These two Arbitrators shall then select a third Arbitrator. All three Arbitrators shall have substantial commercial experience in the base metals industry.

The costs of the Arbitrators shall be paid one-half by each party to the dispute pending the final resolution of the arbitration, at which time the Arbitrators shall have the right to order such fees be paid by the non-prevailing party if the majority of the Arbitrators determine that the non-prevailing party was unreasonable in maintaining its position in the matter which caused the dispute.

In addition, the Arbitrators shall have the right to award attorneys’ fees and other costs of arbitration against the non-prevailing party.

An arbitration arising under this Agreement shall be controlled by the rules promulgated by the American Arbitration Association for the resolution of commercial disputes, except those rules requiring use of the American Arbitration Association to administer the proceeding.

The Arbitrators shall have the authority to take any action to require the arbitration proceeding to be completed and the Arbitrators’ award issued within one hundred fifty (150) days of the selection of the Arbitrators. The Arbitrators shall have the authority to resolve any dispute regarding the terms of this Agreement or any document related hereto. The Arbitrators, either during the pendency of the arbitration proceeding or as part of the arbitration award, may grant provisional or ancillary remedies.

Any arbitration proceeding hereunder shall be brought only in Maricopa County, Arizona, and both parties consent to the jurisdiction therein. The parties to the Agreement hereby waive any and all rights to appeal the decision of the Arbitrators and further agree that the Arbitrator’s decision as to any dispute arbitrated pursuant hereto shall be final and binding. Judgment upon the Arbitrators’ award may be entered in any court having jurisdiction.

Agreed and signed by Seller on this, the 30th day of January, 2008.

/s/ John T. Perry

NORD RESOURCES CORPORATION

Agreed and signed by Buyer on this, the 2nd day of February, 2008.

/s/ Oscar Lewnoski

RED KITE MASTER FUND LIMITED